Exhibit 99.1

Magnachip Semiconductor Names Ms. Shinyoung Park as Chief Financial Officer

SEOUL, South Korea, January 3, 2022 — Magnachip Semiconductor Corporation (“Magnachip” or the “Company”) (NYSE: MX) announced today that Ms. Shinyoung Park has been promoted to Chief Financial Officer, effective as of January 1, 2022. Ms. Park succeeds Dr. Young Soo Woo, who stepped down from the position effective as of the end of December 31, 2021.

Ms. Park joined Magnachip in 2014 and served as Chief Accounting Officer from March 2020 to December 2021. She previously served as Corporate Controller from November 2018 to February 2020. Prior to joining Magnachip, Ms. Park held various senior advisory and audit service positions for 10 years with Deloitte in three different locations—Chicago, Illinois, Seoul, South Korea, and London, U.K. Ms. Park holds a B.A. degree in business administration from Sogang University, Seoul, Korea, and a Master’s degree in hospitality industry studies from New York University.

“I am excited to announce Shinyoung’s appointment, which is also a testament to the breadth of leadership within our organization, as well as our mission of empowering talented individuals,” said YJ Kim, Magnachip’s Chief Executive Officer. “Shinyoung has long been a valued member of our executive team, who played a critical role in building the strong finance and accounting team we currently have at Magnachip. We believe her extensive experience with the company, comprehensive understating of our operational disciplines, and expertise in finance and accounting matters will be instrumental to Magnachip as we continue executing our plan for sustainable and profitable growth and focusing on delivering long-term values.”

YJ Kim commented, “On behalf of the Board of Directors and the entire management team, I would like to thank Young Soo for the contributions he has made to Magnachip during his tenure. We wish him the best in his future endeavors.”

About Magnachip Semiconductor Corporation

Magnachip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company provides a broad range of standard products to customers worldwide. Magnachip, with more than 40 years of operating history, owns a portfolio of approximately 1,200 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through Magnachip’s website is not a part of, and is not incorporated into, this release.

CONTACTS:

In the United States:

So-Yeon Jeong

Jeong Consulting

Tel. +1-408-712-6151

investor.relations@magnachip.com

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